Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES THIRD QUARTER RESULTS

-  Revenue Growth Continues at the Company

- Company Executes Sports Wagering Agreements,

Which Will Generate $7.0 Million of Minimum Annual Revenue Guarantees for Ten Years

- Construction Continues on the New Bronco Billy’s Parking Garage to Enable the Future Construction of Its New Hotel

- Company’s Proposal for a Major New Casino in Waukegan, Illinois Advanced by Waukegan City Council

NOTE: This press release updates the press release previously issued by the company on October 31, 2019.  These adjustments affect two lines on the income statement, specifically “(Benefit) provision for income taxes” and “Net income (loss),” in addition to basic and diluted earnings (loss) per share.  These changes are non-cash adjustments and do not affect any other items on the income statement, including net revenues, operating income (loss), or income (loss) before income taxes, nor do they affect Adjusted EBITDA.  Such changes reflect the corrected impact of the 2017 Tax Act, with the 2019 periods adjusted.  No other information has been modified.

Las Vegas – October 31, 2019 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the third quarter ended September 30, 2019.

On a consolidated basis, net revenues in the third quarter of 2019 increased 0.5% to $44.3 million from $44.0 million in the prior-year period.  Net income for the third quarter of 2019 was $0.9 million, or $0.03 per diluted common share, compared to  $1.6 million, or $0.04 per diluted common share, in the prior-year period.  Net income in both periods was affected by the accounting for the fair market value of outstanding warrants.  Adjusted EBITDA(a) in the 2019 third quarter was $5.8 million versus $6.5 million in the third quarter of 2018, reflecting strong growth at Bronco Billy’s Casino and Hotel, though offset by road construction and increased marketing to introduce  Rising Star’s newest amenities to the surrounding communities.

“The past several months were important months for the future growth of our company,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts.  “Most importantly, we executed six ten-year sports wagering agreements with three different companies, each allowing such companies to conduct mobile and online sports wagering throughout Indiana and Colorado.  Additionally, we will have on-site sportsbooks at both Rising Star and Bronco Billy’s.  Through these agreements, we will share in the revenues of those companies’ mobile sports operations in Indiana and Colorado, which include contractual minimums of $7.0 million of guaranteed annual revenue to Full House Resorts.  Half of that amount is related to Indiana, where the legislature recently approved sports wagering.  The other half is related to Colorado, subject to Colorado voters ratifying sports wagering in next week’s statewide election.  If any of our six contracting businesses exceeds its minimum guarantee, we should receive more than $7.0 million per year.  The agreements also include a total of $6.0 million of one-time market access fees, with $3.0 million already received by the Company and the remaining $3.0 million due upon ratification of sports wagering by Colorado voters.  We expect our revenue guarantees for Indiana to begin as soon as our contracted companies begin mobile operations in the state, followed potentially by Colorado in the middle of next year.  We believe that our tax losses from our existing operations, plus our considerable tax loss carryforwards, should offset much of the anticipated sports wagering income.  All three of the contracting companies are significant operators in the gaming and/or sports book industry.

“With regard to existing operations,” continued Mr. Lee, “new leadership and revamped marketing helped increase both revenue and Adjusted Property EBITDA at Bronco Billy’s.  The Christmas Casino at Bronco Billy’s contributed in part to that growth, posting its best revenue month in August, only to surpass that record in September.  Work also continues on the new parking garage at Bronco Billy’s, having recently completed significant relocation of the power lines and now moving on to the relocation of storm sewer and sewer lines.  We continue to expect to open the parking garage in the middle of next year.  Additionally, we are installing the new Konami casino management system in November at Bronco Billy’s.  With it, we believe that we will be able to compete and market more effectively.

“At Silver Slipper, operating results grew for the year-to-date period, but Hurricane Barry adversely impacted the property’s growth in the third quarter.  Although the hurricane did not close the casino, its passage brought significant wind and rainfall to the area on an important weekend.  As a result, guest visitation over that impacted weekend was down 25% versus the same weekend in 2018.  Even with the short-term effects of Hurricane Barry, net revenues rose 1.0% and Adjusted Property EBITDA declined by only 2.1%.  For the year-to-date period, Silver Slipper’s net revenues and Adjusted Property EBITDA have grown 8.4% and 14.3%, respectively.

“For our Northern Nevada segment, both net revenues and Adjusted Property EBITDA were stable.  In recent weeks, we unveiled a significant renovation – though modest in total cost – of the steakhouse at Stockman’s Casino.  That renovation will re-establish the steakhouse – now rebranded the Three Sisters Steakhouse – as the premier fine dining restaurant for the city and the nearby Fallon Naval Air Station.

“And lastly,” concluded Mr. Lee, “Rising Star continued to feel the impact of road construction on the major route to the property.  Additionally, we launched a mass marketing campaign to reintroduce our casino and its many new amenities to potential guests.  Those amenities include a new restaurant, Ben’s Bistro, which opened in the quarter, as well as our ferry service to Kentucky and our RV park.  We are just completing the installation of the new Konami casino management system, similar to what will soon be installed at Bronco Billy’s.  Perhaps most importantly, we are also in final preparations for our newest amenity, sports wagering, which we expect will launch shortly on-site and online, pending receipt of final regulatory approvals.  We are excited for the new opportunities that sports wagering will provide our company.”

Third Quarter 2019 Highlights and Subsequent Events

•

As mentioned, net revenues at Silver Slipper Casino and Hotel grew 1.0% in the third quarter of 2019 to $18.1 million.  Adjusted Property EBITDA was $3.0 million in the 2019 third quarter versus $3.1 million in the prior-year period.  Results in the 2019 period reflect the impact of Hurricane Barry, which brought significant rain and wind to the area, resulting in significantly lower business volumes over the impacted weekend.  Year-to-date, Silver Slipper’s net revenues and Adjusted Property EBITDA rose 8.4% and 14.3%, respectively, over the prior-year period.

•

At Rising Star Casino Resort, net revenues declined for the third quarter of 2019 to $11.7 million from $12.2 million.  Adjusted Property EBITDA of $0.2 million in the third quarter of 2019 compares to $0.8 million in the prior-year period.  As mentioned last quarter, the key road leading to the property was under construction, frequently causing traffic delays.  That road construction continued to adversely affect operations during the third quarter of 2019.  Additionally, the Company launched a significant mass marketing campaign during the quarter to introduce several of Rising Star’s new amenities – including a new restaurant that opened in September 2019, as well as its ferry service and RV park – to the communities surrounding Rising Star and Cincinnati.

•	Also regarding Rising Star, new gaming legislation became effective in Indiana in May 2019. This new legislation contained several items beneficial to Rising Star, including:
o

The approval of sports wagering at Indiana casinos.    In conjunction with one of our sports wagering partners, we are preparing to open an on-site sportsbook at Rising Star.  Construction of the on-site sportsbook, which will also house Rising Star’s first land-based slot machines, is largely complete.  We expect to open this on-site sportsbook shortly, pending receipt of final regulatory approvals.

o

The approval of three mobile “skins” for each casino license.  In addition to an on-site sportsbook, the new legislation allows for three mobile “skins” (the industry term for website) for each casino license in the state.  Effectively, these skins allow Rising Star to contract with three website brands for online sports wagering via the Internet, regardless of location within the state.  Online gaming must be paired with a physical casino, even though customers do not have to visit that casino to place a bet or even register at the casino to make a bet.  As discussed above, the Company recently entered into sports wagering agreements with three different companies.  In summary, these agreements allow the Company to:

▪	Receive one-time market access fees for Indiana totaling $3.0 million;
▪

Receive a share of net sports wagering revenues, with Full House’s portion of the revenues guaranteed to total at least $3.5 million annually for Indiana.  If any one of our contracting businesses exceeds the minimum amount, our revenues from sports wagering in Indiana should exceed $3.5 million.  The Company expects to have minimal ongoing expenses related to these revenues; and

▪	Have a term length of at least 10 years, and potentially as long as 20 years.
o	The reduction of certain gaming taxes. The new gaming legislation approved a reduction in certain gaming taxes for casino operators in the state, including Rising Star, beginning on July 1, 2021.

•

For our Bronco Billy’s Casino and Hotel segment, net revenues for the third quarter of 2019 grew 7.9% to $8.1 million from $7.5 million.  Adjusted Property EBITDA rose 8.1% to $1.6 million.  These operating results reflect recent management changes at the property, new approaches to marketing, and revenue increases at the Christmas Casino & Inn, which opened in November 2018.  These results were achieved despite an increase in Colorado’s minimum wage on January 1, 2019.

•

As mentioned above, the Company also recently entered into sports wagering agreements in Colorado, allowing for on-site sports wagering at Bronco Billy’s and the Christmas Casino, as well as mobile/online sports wagering from anywhere within Colorado.  The Colorado legislation, if ratified by voters in next week’s statewide election on November 5, allows for one mobile “skin” per casino license in addition to an on-site sportsbook.  As the Company has three casino licenses, the maximum allowed for a single company operating in the state, we also recently entered into three sports wagering contracts related to our Colorado operations.  Subject to ratification of sports wagering by Colorado voters in next week’s statewide election, the Colorado agreements will allow the Company to:

o	Receive one-time market access fees for Colorado totaling $3.0 million;
o

Receive a share of net sports wagering revenues, with Full House’s portion of the revenues guaranteed to total at least $3.5 million annually for Colorado.  Again, if any one of our contracting businesses exceeds the minimum amount, our revenues from sports wagering in Colorado should exceed $3.5 million.  The Company expects to have minimal ongoing expenses related to these revenues; and

o

Have a term length of at least 10 years, and potentially as long as 20 years.  Assuming voters approve sports wagering in the November 5 election, the Company expects the launch of sports wagering in Colorado in mid-2020.

•

The Company also continued construction of its new parking garage at Bronco Billy’s, the major component of the property’s Phase One expansion.  Phase One includes significant utility relocations; a back-of-house service building, located between the garage and the casino; and pedestrian entrances directly from the garage into the casino.  The Company expects to complete the parking garage and related structures in mid-2020.  Additionally, the Company continues to finalize its plans for the significant Phase Two expansion at Bronco Billy’s.  Phase Two is expected to include a new luxury hotel tower, spa, convention and entertainment center, two new restaurants, and a significant upgrade to the Bronco Billy’s casino.  Both the new parking garage and the Phase Two expansion will integrate seamlessly with the existing casino.  The Company has the funding in place for completion of Phase One and continues to evaluate its funding alternatives for Phase Two.  For renderings of the proposed expansion, as well as a presentation discussing the Company’s analysis of the Cripple Creek market, please visit the investor section of www.fullhouseresorts.com and click on “News and Events/Presentations.”

•

The Northern Nevada segment consists of the Grand Lodge and Stockman’s casinos.  Combined, Northern Nevada net revenues were $6.3 million and $6.4 million for the third quarters of 2019 and 2018, respectively.  Adjusted Property EBITDA for the Northern Nevada segment was $2.1 million for both periods.  In October 2019, the Company completed the renovation of the steakhouse at Stockman’s Casino and rebranded it as the Three Sisters Steakhouse, representing the first meaningful renovation of the steakhouse in many years.

•

On October 29th, the Company submitted an Owners Gaming License Application to the Illinois Gaming Board (“IGB”) to develop and operate American Place, a casino and entertainment destination in Waukegan, Illinois.  In its first phase, American Place would include a world-class casino with a state-of-the-art sports book; a premium boutique hotel comprised of twenty luxurious villas, each ranging from 1,500 to 2,500 square feet with full butler service; a 1,500-seat live entertainment venue; and various food and beverage outlets.  If awarded the license by the IGB, Full House would also develop and operate a temporary casino on that site while American Place is being constructed.  American Place was one of the three proposals certified by the Waukegan City Council at its October 17th special meeting.  At that meeting, Waukegan Aldermen heard a presentation from the city’s consultant, which ranked American Place the top proposal amongst the various submissions.  No assurance can be given that the Company will be awarded the license by the IGB.  For further information about American Place, please visit www.americanplace.us.

•

The Company maintains a Facebook page to provide work-in-progress photos to investors of our various growth projects and other activities.  To access that Facebook page, please visit www.facebook.com/FHResorts.

Liquidity and Capital Resources

As of  September 30, 2019, the Company had $27.8 million in cash and $108.2 million in outstanding senior secured notes.

Conference Call Information

The Company will host a conference call for investors today, October 31, 2019, at 4:30 p.m. ET (1:30 p.m. PT) to discuss its 2019 third quarter results. Investors can access the live audio webcast from the Company’s website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (888) 204-4368 or, for international callers, (323) 994-2093.

A replay of the conference call will be available shortly after the conclusion of the call through November 14, 2019. To access the replay, please visit www.fullhouseresorts.com.  Investors can also access the replay by dialing (844) 512-2921 or, for international callers, (412) 317-6671 and using the passcode 2770443.

(a) Reconciliation of Non-GAAP Financial Measure

The Company utilizes Adjusted Property EBITDA, a financial measure in accordance with generally accepted accounting principles (“GAAP”),  as the measure of segment profit in assessing performance and allocating resources at the reportable segment level.  Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property.  The Company also utilizes Adjusted EBITDA (a non-GAAP measure), which is defined as Adjusted Property EBITDA net of corporate-related costs and expenses.

Although Adjusted EBITDA is not a  measure of performance or liquidity calculated in accordance with GAAP, the Company believes this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity.  The Company utilizes this metric or measure internally to focus management on year-over-year changes in core operating performance, which it considers its ordinary, ongoing and customary operations and which it believes is useful information to investors.  Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.  A version of Adjusted EBITDA (known as Consolidated EBITDA, as defined in the indenture governing the Company’s senior secured notes) is also used to determine compliance with certain covenants.

A reconciliation of Adjusted EBITDA is presented below. However, you should not consider this measure in isolation or as a substitute for operating income, cash flows from operating activities, or any other measure for determining our operating performance or liquidity that is calculated in accordance with GAAP. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that, in the future, we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.

FULL HOUSE RESORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues
Casino	$30,644	$30,767	$87,392	$86,369
Food and beverage	9,262	9,371	26,783	26,093
Hotel	3,077	2,583	8,843	7,448
Other operations	1,276	1,307	3,398	3,276
Net revenues	44,259	44,028	126,416	123,186
Operating costs and expenses
Casino	12,188	11,934	35,565	34,300
Food and beverage	10,154	10,301	28,972	29,184
Hotel	2,522	2,708	7,321	7,847
Other operations	1,189	958	3,030	2,306
Selling, general and administrative	12,485	11,769	38,172	36,193
Preopening costs	—	140	—	140
Project development and acquisition costs	228	390	503	557
Depreciation and amortization	2,089	2,094	6,263	6,300
Loss on sale or disposal of assets, net	10	—	5	79
	40,865	40,294	119,831	116,906
Operating income	3,394	3,734	6,585	6,280
Other (expense) income
Interest expense, net of capitalized interest	(2,428)	(2,513)	(8,062)	(7,519)
Loss on extinguishment of debt	—	—	—	(2,673)
Adjustment to fair value of warrants	(262)	463	(161)	886
	(2,690)	(2,050)	(8,223)	(9,306)
Income (loss) before income taxes	704	1,684	(1,638)	(3,026)
(Benefit) provision for income taxes	(234)	119	51	356
Net income (loss)	$938	$1,565	$(1,689)	$(3,382)

Basic earnings (loss) per share	$0.03	$0.06	$(0.06)	$(0.13)
Diluted earnings (loss) per share	$0.03	$0.04	$(0.06)	$(0.16)

Full House Resorts, Inc.

Supplemental Information

Segment Revenues and Adjusted Property EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net Revenues
Silver Slipper Casino and Hotel	$18,066	$17,887	$56,238	$51,888
Rising Star Casino Resort	11,735	12,228	34,202	35,983
Bronco Billy's Casino and Hotel	8,114	7,520	21,431	20,557
Northern Nevada Casinos	6,344	6,393	14,545	14,758
	$44,259	$44,028	$126,416	$123,186

Adjusted Property EBITDA(1) and Adjusted EBITDA
Silver Slipper Casino and Hotel	$3,009	$3,072	$10,448	$9,138
Rising Star Casino Resort	156	831	1,163	2,100
Bronco Billy's Casino and Hotel	1,582	1,463	3,074	3,424
Northern Nevada Casinos	2,108	2,066	2,516	2,526
Adjusted Property EBITDA	6,855	7,432	17,201	17,188
Corporate	(1,064)	(960)	(3,582)	(3,311)
Adjusted EBITDA	$5,791	$6,472	$13,619	$13,877

(1)The Company utilizes Adjusted Property EBITDA as the measure of segment operating profit in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Net Income (Loss) and Operating Income (Loss) to Adjusted EBITDA

(In Thousands, Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2018	2019	2018
Net income (loss)	$938	$1,565	$(1,689)	$(3,382)
(Benefit) provision for income taxes	(234)	119	51	356
Interest expense, net of amounts capitalized	2,428	2,513	8,062	7,519
Loss on extinguishment of debt	—	—	—	2,673
Adjustment to fair value of warrants	262	(463)	161	(886)
Operating income	3,394	3,734	6,585	6,280
Preopening costs	—	140	—	140
Project development and acquisition costs	228	390	503	557
Depreciation and amortization	2,089	2,094	6,263	6,300
Loss on sale or disposal of assets, net	10	—	5	79
Stock-based compensation	70	114	263	521
Adjusted EBITDA	$5,791	$6,472	$13,619	$13,877

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Three Months Ended September 30, 2019
				Project		Adjusted
				Development		Property
	Operating	Depreciation	Loss on	and		EBITDA and
	Income	and	Sale of	Acquisition	Share-Based	Adjusted
	(Loss)	Amortization	Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$2,119	$883	$7	$—	$—	$3,009
Rising Star Casino Resort	(445)	601	—	—	—	156
Bronco Billy’s Casino and Hotel	1,156	423	3	—	—	1,582
Northern Nevada Casinos	1,964	144	—	—	—	2,108
	4,794	2,051	10	—	—	6,855
Other operations
Corporate	(1,400)	38	—	228	70	(1,064)
	$3,394	$2,089	$10	$228	$70	$5,791

Three Months Ended September 30, 2018
				Project		Adjusted
				Development		Property
	Operating	Depreciation		and		EBITDA and
	Income	and	Preopening	Acquisition	Share-Based	Adjusted
	(Loss)	Amortization	Costs	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$2,212	$860	$—	$—	$—	$3,072
Rising Star Casino Resort	74	651	106	—	—	831
Bronco Billy’s Casino and Hotel	1,084	345	34	—	—	1,463
Northern Nevada Casinos	1,867	199	—	—	—	2,066
	5,237	2,055	140	—	—	7,432
Other operations
Corporate	(1,503)	39	—	390	114	(960)
	$3,734	$2,094	$140	$390	$114	$6,472

Full House Resorts, Inc.

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Property EBITDA and Adjusted EBITDA

(In Thousands, Unaudited)

Nine Months Ended September 30, 2019
				Project		Adjusted
				Development		Property
	Operating	Depreciation	Loss on	and		EBITDA and
	Income	and	Sale	Acquisition	Share-Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$7,844	$2,599	$5	$—	$—	$10,448
Rising Star Casino Resort	(637)	1,800	—	—	—	1,163
Bronco Billy’s Casino and Hotel	1,770	1,304	—	—	—	3,074
Northern Nevada Casinos	2,070	446	—	—	—	2,516
	11,047	6,149	5	—	—	17,201
Other operations
Corporate	(4,462)	114	—	503	263	(3,582)
	$6,585	$6,263	$5	$503	$263	$13,619

Nine Months Ended September 30, 2018
					Project		Adjusted
			Loss on		Development		Property
	Operating	Depreciation	Disposal	Pre-	and	Share-	EBITDA and
	Income	and	of	Opening	Acquisition	Based	Adjusted
	(Loss)	Amortization	Assets	Costs	Costs	Compensation	EBITDA
Casino properties
Silver Slipper Casino and Hotel	$6,646	$2,491	$1	$—	$—	$—	$9,138
Rising Star Casino Resort	103	1,882	9	106	—	—	2,100
Bronco Billy’s Casino and Hotel	2,127	1,194	69	34	—	—	3,424
Northern Nevada Casinos	1,909	617	—	—	—	—	2,526
	10,785	6,184	79	140	—	—	17,188
Other operations
Corporate	(4,505)	116	—	—	557	521	(3,311)
	$6,280	$6,300	$79	$140	$557	$521	$13,877

Forward-looking Statements

This press release contains statements by Full House and its officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. Some forward-looking statements in this press release include those regarding our operating trends and expected results of operations; our future growth prospects and opportunities; the impact of our finished projects and renovations on our results of operations and ability to compete; our proposed expansion of Bronco Billy’s, our ability to obtain financing for it, and our expected returns from that project; our construction budgets, time lines, and disruption expectations; expectations regarding our proposal to construct and operate a casino development in Waukegan, Illinois; expectations regarding the approval, timing and financial impact of legalized sports wagering in Indiana and Colorado and the related sports wagering agreements we have entered; expectations regarding our taxes and tax loss carryforwards; the likelihood and potential effects of legislative changes in Indiana; expectations regarding our new Konami casino management system; and expectations regarding management changes at Bronco Billy’s and Rising Star. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the control of Full House. Such risks include, without limitation, changes in the Company’s business strategies, interest rate risks, the failure to obtain and/or maintain regulatory approvals (including in Colorado, Indiana, Nevada and Mississippi), the ability to obtain financing upon reasonable terms (including for projects such as the Bronco Billy’s expansion and the Waukegan proposal), the potential increase in Full House’s indebtedness due to the expansion of Bronco Billy’s, construction risks, dependence on existing management, competition, uncertainties over the development and success of our acquisition and expansion projects, the financial performance of our finished projects and renovations, effectiveness of expense and operating efficiencies, general macroeconomic conditions, regulatory and business conditions in the gaming industry (including the future allowance of live table games at Indiana’s racinos, or the possible authorization or expansion of gaming in nearby states), and the potential for Colorado voters to not approve sports wagering throughout the state. Additional information concerning potential factors that could affect Full House’s financial condition and results of operations is included in the reports Full House files with the Securities and Exchange Commission, including, but not limited to, its Form 10-K for the most recently ended fiscal year and the Company’s other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or revise its forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. The Company’s properties include Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; and Stockman’s Casino in Fallon, Nevada. The Company also operates the Grand Lodge Casino at the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada under a lease agreement with the Hyatt organization.  Further information about Full House Resorts can be viewed on its website at www.fullhouseresorts.com.  The information contained on, or that may be accessed through, our website and Facebook page is not incorporated by reference into, and is not a part of, this document.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com